Exhibit 99.1

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO Announces Record Revenues and Earnings

Third Quarter Earnings per Share Reach $0.40 on $136 Million in Revenues

HUNT VALLEY, MARYLAND, JANUARY 24, 2005-TESSCO Technologies (Nasdaq: TESS), a leading supplier of integrated product plus supply chain solutions to the wireless communications industry, today reported its financial performance for its third quarter ended December 26, 2004.

Comments from Chairman, President and Chief Executive Officer

Robert Barnhill, Chairman, President and Chief Executive Officer stated:

“As a result of sales growth in all lines of business and improved operating productivity, we achieved record earnings per share of $0.40 in the third fiscal quarter ended December 26, 2004.  Revenues grew 46% over last year’s comparable quarter driven by a 100% growth in consumer and affinity channel sales, and 15% growth in commercial and government channel sales.  Commercial and government buyers grew 9% and their purchases of network infrastructure, mobile devices and accessories, and installation, test and maintenance products, increased 12%, 23% and 13% respectively.

We are continuing to diversify and expand our markets; the success of these diversification strategies is important in light of the August 2005 transition by T-Mobile USA from the TESSCO Ecommerce Marketing and Sales System to an in-house system to serve its business-to-business, consumer direct and telesales channels.  During the quarter we continued to develop and execute specific programs to aggressively grow a diversified mix of customers and their monthly purchases, and expand the wireless product and services offering.”

Financial Results for the Third Quarter

Total revenues reached $135.8 million for the third quarter, up 46% compared to $93.1 million for the third quarter of last fiscal year, and up 17% on a sequential basis as compared to the second quarter of this fiscal year. Gross profit was $24.4 million for the third quarter compared to $19.9 million for the third quarter of last fiscal year and $23.0 million for the second quarter of fiscal 2005. Gross profit margin declined, totaling 18.0% for the third quarter compared to 21.4% in the third quarter of last fiscal year and 19.9% in the second quarter.  The gross profit margin decline was driven by the very large growth in lower margin consumer handset sales.  Gross profit margin for the commercial and government channel was 24.9% in the third quarter, as compared to 25.8% in the prior year quarter and 24.7% in the second quarter of this fiscal year.

As gross profit increased by 22% compared to the prior year third quarter, selling, general and administrative expenses increased by only 17%.  Total selling, general and administrative expenses for the third quarter totaled $21.6 million, as compared to $18.5 million in the prior year quarter, and $20.3 million in the second quarter of fiscal 2005.

Net income for the third quarter totaled $1.7 million. Net loss for the prior year third quarter included $2.3 million in restructuring charges and totaled $542,800.  Diluted earnings per share were $0.40 for the third quarter.  Diluted loss per share for the prior year third quarter included $0.31 loss per share from restructuring charges and totaled $0.12.  Net income and diluted earnings per share in the second quarter of fiscal 2005 totaled $1.6 million and $0.36, respectively.

The third quarter ended with cash and cash equivalents totaling $3.5 million and corporate borrowings of only $5.5 million, all of which are facility mortgages.

Revenues for the first nine months of fiscal year 2005 were $362.1 million as compared to $245.1 million for the first nine months of last fiscal year, or a 48% increase.  This increase was the result of a 19% increase in commercial and government channel sales and a 110% increase in sales in the consumer and affinity channel.  Gross profit totaled $69.8 million for the first nine months of fiscal 2005 compared to $56.5 million for the same period in the prior year.

The growth in our consumer channel continues to be driven by the T-Mobile ecommerce relationship. T-Mobile associated revenues accounted for 47% and 41% of total TESSCO revenues, but only 23% and 21% of total gross profit,  for this quarter and year to date respectively. T-Mobile gross profit margin is after product-material costs only, and does not include operating or indirect expenses necessary to support this business. These expenses are a significant portion of overall selling, general and administrative expenses.

Net income for the first nine months of the fiscal year totaled $4.8 million. Net income for the prior year period totaled $1.4 million.  Diluted earnings per share for the first nine months of fiscal year 2005 totaled $1.08. Diluted earnings per share for the prior year period totaled $0.32.  The prior year net income and earnings per share totals include a $3.1 million benefit from insurance proceeds, partially offset by a $2.3 million restructuring charge (net positive effect of $0.11 on diluted earnings per share).

BUSINESS OUTLOOK

The following statements and the statements above made by Robert Barnhill as to anticipated results, are based on current expectations. These statements are forward-looking, and actual results may differ materially.  Continuing uncertainty in economic conditions make it particularly difficult to forecast product demand and other related matters.

For the fourth fiscal quarter ending in March 2005, earnings per share are expected to be in the range of $0.30 to $0.35. Earnings per share for the fiscal year should be in the range of $1.38 to $1.43.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Third quarter results will be discussed in a teleconference on January 25, 2005 at 10 a.m. ET.  The conference call will be webcast live on the Internet at http://www.tessco.com.

About TESSCO

TESSCO Technologies Incorporated (Nasdaq: TESS), “the vital link to a wireless world™.” TESSCO connects wireless system operators, service organizations, and resellers with the product and supply chain solutions required to keep networks and users on the air. TESSCO’s vision is to be Your Total Source® supplier for everything needed to design, build, run, maintain or use wireless. TESSCO delivers to its customer what they need, when and where they need it, to the point of use or sale, streamlining the supply chain process and lowering inventories and total costs.

For manufacturers, TESSCO presents, markets, sells, supplies and supports their products as part of a total customer solution, thus providing a cost- effective channel to a broad and diverse customer base.

TESSCO began its “total source” operations in 1982 and completed its public offering (Nasdaq: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration.

TESSCO’s Global Logistics Center in Maryland and Americas Sales and Logistics Center in Nevada configure orders for complete, on-time delivery throughout the world.

TESSCO delivers best-of-breed, end-to-end solutions from its product offering of 34,000 items from 450 manufacturers. Product solutions fall within the broad categories of network infrastructure, mobile devices and accessories, and installation, test and maintenance products and services.

TESSCO currently serves customers through three distinct sales channels: sell-to, sell-through and affinity channels. TESSCO sells to over 9,400 commercial and government sell-to and sell-through customers per month, including a diversified mix of cellular, PCS and paging carriers; system operators; Internet service providers; infrastructure site owners and contractors; integrators; enterprise, utility and transportation; education and healthcare; state and local government; federal government and military; wireless dealers; value-added resellers; and retailers.

Within the consumer-direct affinity channel, TESSCO sells to over 34,500 subscribers per month through its private and co-branded phone and Web “stores.”

To learn more about TESSCO Technologies Incorporated, we invite you to search our world-class TESSCO.com® Web site for information about our company, our value proposition and our commitment to marketing innovation and operational excellence.

This press release contains forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

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TESSCO TECHNOLOGIES INCORPORATED

Consolidated Statements of Income

	Fiscal Quarters Ended			Nine Months Ended
	December 26, 2004	September 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$135,825,100	$115,689,700	$93,131,700	$362,119,800	$245,051,300
Cost of goods sold	111,420,400	92,708,200	73,185,200	292,344,200	188,535,300

Gross profit	24,404,700	22,981,500	19,946,500	69,775,600	56,516,000

Selling, general and administrative expenses	21,569,300	20,309,500	18,510,000	61,867,900	54,814,300
Restructuring charges	—	—	2,285,700	—	2,285,700
Benefit from insurance proceeds	—	—	—	—	(3,054,000)
	21,569,300	20,309,500	20,795,700	61,867,900	54,046,000

Income (loss) from operations	2,835,400	2,672,000	(849,200)	7,907,700	2,470,000

Interest, net	37,100	42,700	40,600	114,400	121,100

Income (loss) before provision for income taxes	2,798,300	2,629,300	(889,800)	7,793,300	2,348,900

Provision for (benefit from) income taxes	1,091,400	1,025,400	(347,000)	3,039,400	916,000

Net income (loss)	$1,706,900	$1,603,900	$(542,800)	$4,753,900	$1,432,900

Basic earnings (loss) per share	$0.41	$0.37	$(0.12)	$1.10	$0.32

Diluted earnings (loss) per share	$0.40	$0.36	$(0.12)	$1.08	$0.32

Basic weighted average shares outstanding	4,211,000	4,376,500	4,420,300	4,340,900	4,435,700

Diluted weighted average shares outstanding	4,233,700	4,440,700	4,420,300	4,406,300	4,455,600

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 26, 2004	March 28, 2004
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,540,000	$6,765,600
Trade accounts receivable, net	53,836,700	47,124,600
Product inventory	54,804,400	40,987,100
Deferred tax asset	2,079,000	2,079,000
Prepaid expenses and other current assets	2,402,300	2,494,300
Total current assets	116,662,400	99,450,600

PROPERTY AND EQUIPMENT, net	26,266,200	25,944,700
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	1,295,400	1,281,200
Total assets	$146,676,200	$129,128,700

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$70,134,400	$55,250,000
Accrued expenses and other current liabilities	6,649,000	6,588,500
Revolving line of credit	—	—
Current portion of long-term debt	361,500	282,000
Total current liabilities	77,144,900	62,120,500

DEFERRED TAX LIABILITY	3,419,100	3,419,100
LONG-TERM DEBT, net of current portion	5,091,900	5,354,700
OTHER LONG-TERM LIABILITIES	1,679,900	1,900,900
Total liabilities	87,335,800	72,795,200

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	48,800	48,500
Additional paid-in capital	23,359,100	22,250,200
Treasury stock, at cost	(7,403,200)	(4,547,000)
Retained earnings	43,335,700	38,581,800
Total shareholders’ equity	59,340,400	56,333,500
Total liabilities and shareholders’ equity	$146,676,200	$129,128,700

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